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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



                                August 13, 1997
                ------------------------------------------------
                Date of Report (Date of earliest event reported)



                             Phoenix Network, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                       0-17909                      84-0881154
 --------------                ------------                ------------------
(State or other                (Commission                  (I.R.S. Employer
 jurisdiction of               File Number)                Identification No.)
 incorporation)



                  1687 Cole Boulevard, Golden, Colorado  80401
                  --------------------------------------------
                    (Address of principal executive offices)



                               (303) 205-3500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)





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ITEM 5.         OTHER EVENTS.

                On August 13, 1997, Phoenix Network, Inc. (the "Company") announced that it had entered into a definitive agreement (the "Merger Agreement") with MIDCOM Communications Inc. (collectively with its subsidiaries "MIDCOM"), providing for the merger (the "Merger") of the Company with and into MIDCOM. The announcement was made in a news release, a copy of which is filed herewith as Exhibit 99.1. In the Merger, stockholders of the Company will receive approximately 9.1 million shares of MIDCOM common stock in exchange for all of the outstanding shares of Phoenix capital stock or approximately 0.28 shares of MIDCOM common stock per share of Phoenix common stock on an as-if-converted to common stock basis. In addition, all outstanding options and warrants to purchase shares of the Company's common stock will be converted into options and warrants to purchase shares of MIDCOM's common stock.

                The Company also announced on August 13, 1997, that it had entered into definitive agreements (the "TNC Agreements") to purchase substantially all of the assets of Trans National Communications, Inc. ("TNC") and to acquire, pursuant to a plan of reorganization, substantially all of the assets of Trans National Communications International, Inc. ("TNCI") in exchange for approximately 5,164,000 shares of the Company's common stock and the issuance of a promissory note in the amount of approximately $15.7 million to Sprint Corporation ("Sprint") and Sprint Communication Company LP ("SLP") (the "TNC Transactions"). If the Company proceeds with the TNC Transactions, such transactions will be consummated immediately prior to the consummation of the Merger. In that event, stockholders of the Company will receive approximately 10.6 million shares of MIDCOM common stock for all of the outstanding shares of Phoenix capital stock or approximately 0.28 shares of MIDCOM common stock per share of Phoenix common stock on an as-if-converted to common stock basis.

                The Merger is subject to numerous conditions, including the following:

                1. MIDCOM shall have raised and received at or before the closing of the Merger at least $20 million of debt and/or equity capital on terms reasonably acceptable to MIDCOM and the Company;

                2. The average closing bid price per share of MIDCOM common stock for the ten trading days prior to the closing shall not be less than $5.75 nor more than $11.75;

                3. Each of the parties shall have obtained fairness opinions prior to the closing of the Merger concluding that the Merger is fair from a financial point of view to such party and its stockholders; and

                4. Regulatory and stockholder approvals, and other conditions set forth in the Merger Agreement.

                The TNC Transactions are subject to numerous conditions, including the following:

                1. TNC's accounts payable, short-term payables and accrued expenses owed to Sprint and SLP shall not exceed $5.5 million;





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                2.        Satisfactory due diligence review of TNC and TNCI by
MIDCOM;

                3. All conditions precedent to the obligations of the Company and MIDCOM to consummate the Merger on the terms contemplated by the Merger Agreement shall have been satisfied; and

                4. Regulatory approval, receipt of required third party consents, and other conditions set forth in the TNC Agreements.

                The Company currently is targeting the Fourth Quarter of 1997 to consummate the Merger and the TNC Transactions.

ITEM 7.         FINANCIAL STATEMENTS AND EXHIBITS.

                (c)       Exhibits.

                          99.1    News Release, released on August 13, 1997,
announcing the Merger and the TNC Transactions.

                          99.2    News Release, released on August 20, 1997,
providing details of the Merger and the TNC Transactions.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: September 2, 1997                 Phoenix Network, Inc.



                                        By:  /s/ Wallace M. Hammond
                                           -------------------------------
                                             Wallace M. Hammond, President
                                               and Chief Executive Officer





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                                 Exhibit Index

  Exhibit No.                     Description
  -----------                     -----------
     99.1        News Release, released on August 13, 1997, announcing the
                 Merger and the TNC Transactions.

     99.2 News Release, released on August 20, 1997, providing details of the Merger and the TNC Transactions.